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FORM 3
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, DC 20549

                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*  |2. Date of Event Requiring Statement                          |6. If Amendment, Date
                                          |   (Month/Day/Year)                                           |    of Original
   Sheehan,    James         M.           |    July 19, 2002                                             |    (Month/Day/Year)
---------------------------------------------------------------------------------------------------------|
(Last)        (First)       (Middle)      |3. IRS Identification |4. Issuer Name and Ticker              |
                                          |   Number of          |   or Trading Symbol                   |
   Tellabs                                |   Reporting Person,  |                                       |
----------------------------------------- |   if an Entity       |                                       |
   1415 W. Diehl Road                     |   (Voluntary)        |   TLAB                                |
------------------------------------------|                      |---------------------------------------|------------------------
               (Street)                   |                      |5. Relationship of Reporting Person    |7. Individual or
                                          |                      |    to Issuer (Check all applicable)   |   Joint/Group Filing
   Naperville    IL              60563    |                      |           Director       10% Owner    |  (Check applicable line)
------------------------------------------|                      |     -----           -----             |    X   Form Filed by
(City)          (State)          (Zip)    |                      |       X   Officer (give title below)  |  ----- One Reporting
                                                                       -----                                      Person
                                                                             Other (specify below)                Form file by
                                                                       -----                                ----- More than one
                                                                       Sr. Vice President, General                Reporting Person
                                                                       Counsel and Secretary
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security              |  2. Amount of Securities  |  3. Ownership Form: |  4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     |     Beneficially Owned    |     Direct (D) or   |     (Instr. 4)
                                  |     (Instr. 4)            |     Indirect (I)    |
                                  |                           |     (Instr. 5)      |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
Common Stock                      |     9,693                 |     D               |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
Common Stock                      |     3,711                 |     I               |    (1)
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
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FORM 3 (CONTINUED)                      TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative | 2. Date Exercisable    |  3. Title and Amount of Securities   |4. Conversion  |5. Ownership |6. Nature of
   Security (Instr. 4) |    and Expiration Date |     Underlying Derivative Securities |   or Exercise |   Form of   |   Indirect
                       |    (Month/Day/Year)    |     (Instr. 4)                       |   Price of    |   Derivative|   Beneficial
                       |                        |                                      |   Derivative  |   Security: |   Ownership
                       |                        |                                      |   Security    |   Direct    |   (Instr. 5)
                       |                        |                                      |               |   (D) or    |
                       |------------------------|--------------------------------------|               |   Indirect  |
                       |            |           |                       | Amount or    |               |   (I)       |
                       | Date       | Expiration|                       | Number of    |               |   (Instr. 5)|
                       | Exercisable| Date      |  Title                | Shares       |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
Employee Stock Options |            |           |                       |              |               |             |
(Rights to Buy)        | (2)        | 7/1/04    |  Common Stock         |  9,000       |  $ 3.7188     |   D         |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
Employee Stock Options |            |           |                       |              |               |             |
(Rights to Buy)        | (2)        | 5/30/05   |  Common Stock         | 16,800       |  $ 8.3750     |   D         |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
Employee Stock Options |            |           |                       |              |               |             |
(Rights to Buy)        | (2)        | 7/22/06   |  Common Stock         | 20,000       |  $14.3125     |   D         |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
Employee Stock Options |            |           |                       |              |               |             |
(Rights to Buy)        | (2)        | 10/24/07  |  Common Stock         | 10,000       |  $25.2500     |   D         |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
Employee Stock Options |            |           |                       |              |               |             |
(Rights to Buy)        | (2)        | 10/08/08  |  Common Stock         | 10,000       |  $17.1250     |   D         |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
Employee Stock Options |            |           |                       |              |               |             |
(Rights to Buy)        | (2)        | 2/24/10   |  Common Stock         |  8,000       |  $51.6875     |   D         |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
Employee Stock Options |            |           |                       |              |               |             |
(Rights to Buy)        | (2)        | 6/23/10   |  Common Stock         | 10,000       |  $61.8750     |   D         |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
Employee Stock Options |            |           |                       |              |               |             |
(Rights to Buy)        | (2)        | 1/2/11    |  Common Stock         | 12,000       |  $50.3125     |   D         |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
Employee Stock Options |            |           |                       |              |               |             |
(Rights to Buy)        | (2)        | 7/12/11   |  Common Stock         | 15,900       |  $16.6300     |   D         |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
Employee Stock Options |            |           |                       |              |               |             |
(Rights to Buy)        | (2)        | 7/12/11   |  Common Stock         |    500       |  $16.6300     |   D         |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
Employee Stock Options |            |           |                       |              |               |             |
(Rights to Buy)        | (2)        | 5/2/12    |  Common Stock         |    250       |  $ 8.6500     |   D         |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
Employee Stock Options |            |           |                       |              |               |             |
(Rights to Buy)        | (2)        | 7/1/12    |  Common Stock         | 80,000       |  $ 6.0100     |   D         |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
Explanation of Responses:

(1) These shares are held for the benefit of the reporting person in the Tellabs Advantage Program. The information reported herein is based on plan data as of July 19, 2002 and represents the shares allocated to the reporting person in the
    Tellabs Advantage Program on such date.

(2) All options become exercisable in cumulative annual installments of 25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date.
                                                                                          /s/ James M. Sheehan               7/23/02
                                                                                          ---------------------------------  -------
                                                                                              James M. Sheehan
                                                                                          **Signature of Reporting Person     Date

*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


  Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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